Exhibit 10.6

Givaudan0

January 31, 2013

Adrenalina, Inc.
1250 E. Hallandale Beach Blvd
Suite 402
Hallandale Beach, FL 33009

Attention:	Ilia Lekach
President and Chief Executive Officer

2013 REBATE AND EXCLUSIVE SUPPLIER AGREEMENT

Dear Mr. Lekach,

As you are aware, Givaudan Fragrances Corporation ('Givaudan"), Adrenalina, Inc. ("Adrenalina") and yourself (as individual) ("Mr. Lekach") are parties to a certain Rebate and Exclusive Supplier Agreement, dated July 1, 2011 ("2011 Supplier Agreement"), wherein Adrenalina appointed Givaudan as its exclusive fragrance supplier.

Whereas. Adrenalina recently transferred its licensing rights to market and sell Katy Perry branded fragrances to Coty, Inc., and such fragrances were developed and are currently manufactured by Givaudan.

Whereas, a result of such sale, Givaudan, Adrenalina and Mr. Lekach wish to update and revise the commercial terms of their exclusive relationship and thereby replace the 2011 Supplier Agreement.

This letter sets forth the provisions of the 2013 Rebate and Exclusive Supplier Agreement (-2013 Supplier Agreement") between, Adrenalina, Ilia Lekach and Givaudan.

Each party has reviewed this 2013 Supplier Agreement and indicates its acceptance of its terms and conditions by the signature of its authorized representative, below.

TERM OF
AGREEMENT:	January 1, 2013 (-Effective Date") through December 31. 2016 ("Term").

DEFINITIONS:
The following terms used in this letter shall have the following meanings:

-Contract Year" means the period beginning on the Effective Date and ending twelve months later; and each individual twelve month period thereafter during the Term: and

"Sales" means the sale of Fragrance by Givaudan that has been invoiced to Adrenalina. The value of a "Sale" is the actual amount invoiced to Adrenalina for a Fragrance, excluding all other costs and charges, for example, transportation, freight, demurrage. duty, insurance, and/or sales or value added tax; and

"Fragrance" means a fragrance developed and manufactured by Givaudan.

Adrenalina — Givaudan 2013 Rebate and Supplier Agreement Confidential Informal .=

 Adrenalina Group" means Adrenalina and any third-party companies that directly or indirectly Controls, is Controlled by or under common Control with Adrenalina. including, but not limited to, Gigantic Parfums LI-C. For purposes of this Agreement. Control means (i) the ownership of at least fifty percent (50%) of the equity interests in the entity in question; or (ii) the legal power to direct or cause the direction of the general management and policies of the entity in question.

"Lekach Group" means, in addition to the Adrenalina Group, any other companies that Mr. Lekach currently owns, Controls or acquires majority ownership or Controlling interest during the Term.

SUPPLIER
STATUS:	Givaudan will be the exclusive fragrance supplier to the Adrenalina Group during the Term for all Adrenalina Group's new fragrance requirements.

Givaudan's exclusive supplier status will be governed by the following:

	1.	Exclusive Brief Adrenalina Group will exclusively brief Givaudan on all new Adrenalina Group fragrance requirements, including all requirements from brands licensed by Adrenalina.

Common Ownership Group. Mr. Lekach, by his signature hereto. agrees that this Agreement, including, without limitation, the exclusive briefing obligation described above, extends to all companies that are part of the Lekach Group.

	3.	Sale of Brand Licensing Rights. In the event that Adrenalina or any member of the Adrenalina Group sells or transfers its licensing rights ("Licensing Rights") relating to the marketing, distribution and sale of a Fragrance or Fragrances bra brand or celebrity equity ("Brand"), Adrenalina agrees that it will cause to be included in the formal written agreement for the sale of such Licensing Rights: (i) a requirement that the purchaser of the Brand's Licensing Rights continue to exclusively purchase existing Fragrances for the Brand from Givaudan; and (ii) a requirement that, after the sale of the Licensing Rights, fragrances developed for the Brand will he exclusively developed and manufactured by Givaudan.

NEW FRAGRANCE
PRICING:	Unless otherwise agreed by the parties, selling prices and mark-ups for all new Fragrances will be consistent with past Fragrances sold to Adrenalina. and be of equal or similarly perceived quality, and priced at the following $69.40 / kg for oil and $14.78 /kilo for solution (based on an 18% use level). Fragrances will be priced and sold on an ex-works cost per pound or kilogram basis, EXW (INCOTERMS 2010) Givaudan's manufacturing facility, freight collect, exclusive of all applicable duties. and sales, use, value added or similar taxes, and exclusive of non-standard order surcharges.

Adrenalina— Givaudan 2D13 Rebate and Supplier Agreement Confidential information

CUMULATIVE
SALES
REBATE:	Givaudan will provide a rebate to Adrenalina in the form of credit against future purchases as follows.

1.
Over $3.2- Million in Cumulative Sales. When Sales of Fragrance exceed $3,212,747. an 18% rebate on all Sales over such amount will be paid quarterly to Adrenalina in the form of a credit against future purchases.

	2.	Cumulative Sales. As used herein, cumulative Sales are calculated commencing from January 1,2013.

EXCLUSIVE
FRAGRANCES:	Fragrances purchased by Adrenalina will be exclusively sold to Adrenalina or as otherwise directed by Adrenalina.

REBATE
CALCULATIONS:	Rebate values will be calculated in US dollars. For calculation purposes. Sales invoiced in non-US currency will be converted on a monthly basis using the average conversion rate for the applicable month.

MISCELLANEOUS:	a.	Nothing herein shall be deemed to obligate Adrenalina to commercialize any Fragrance or purchase any particular volume of Fragrance.

	b.	To the extent not inconsistent with the terms provided herein, Givaudan's General Conditions of Sale shall apply to each Sale of Fragrance to Adrenalina.

Givaudan reserves the right to set-off the value of any rebate or other amounts payable by it hereunder against any outstanding undisputed invoice amounts that are not timely paid by Adrenalina or any member of the Adrenalina Group or their respective third-party manufacturers.

	d.	The parties agree that the terms of this Agreement shall be maintained in strict confidence and they shall not disclose or make available any information contained herein to any third party.

	e.	This Agreement represents the entire understanding of the parties and may be modified only by a writing signed by all parties. This Agreement shall be governed by and construed in accordance with New Jersey law, without regard to its conflicts of law principles. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

	f.	At the end of the Tenn. this Agreement shall automatically renew for subsequent one (1) year periods unless either party notifies the other in wiling 30 days prior to the end of the initial Term or any subsequent renewal of its intention not to renew,

Adrenalina — Givaudan 2013 Rebate and Supplier Agreement Confidential Information

g.
This Agreement is not assignable. in whole or in part, except upon the express written consent of the other Party hereto. For the avoidance of doubt, the rebate and pricing provisions of this Agreement are not assignable to any third party that acquires from Adrenalina Licensing Rights relating to any Brand.

h.	This 2013 Supplier Agreement replaces and supersedes the 2011 Supplier Agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date(s) indicated below and effective as of the Effective Date.